Exhibit 10(f)

                            AMENDED AND RESTATED
                            EMPLOYMENT AGREEMENT


          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 27, 1993, by and between WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Employer"), and GEOFFREY B. BLOOM, an individual (the "Executive"), and amends and restates in its entirety the Employment Agreement between the parties dated May 8, 1992.


                             R E C I T A L S :

          Executive has been employed by Employer in an executive, managerial and supervisory capacity. Executive has held the offices of President and Chief Operating Officer of Employer and currently holds the offices of President and Chief Executive Officer of Employer.

          Executive has an existing employment agreement with Employer dated May 8, 1992. In recognition of the appointment of Executive to the office of Chief Executive Officer and the additional responsibilities that accompany such appointment, the parties desire to amend the existing employment agreement and restate in a single document the agreement of the parties which supersedes all prior employment agreements.

          Employer is desirous of being assured of the continued services of Executive for a minimum term ending on April 30, 1997. Executive is willing to continue in the employ of Employer for such term, and desires to have the terms and conditions of such continued employment reduced to writing.

          THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

     1. Employment. Employer hereby agrees to continue to employ Executive and Executive agrees to continue to serve Employer in an executive, managerial and supervisory capacity on the terms and conditions set forth in this Agreement.

     2. Position and Duties. Executive shall serve as President and Chief Executive Officer of Employer reporting only to Employer's Board of Directors. Executive shall have supervision and control over, and responsibility for, the general management and operation of Employer, and shall have such other powers and duties as may from time to time be prescribed by Employer's Board of Directors. Subject to the foregoing, Executive agrees to devote his best efforts and substantially all his working time and attention to the business of Employer and its subsidiaries, and to the performance of such executive, managerial and supervisory duties as may be assigned to him by Employer's Board of Directors; provided, that Executive shall be permitted to serve on a reasonable number of boards of directors of other companies, subject to the prior consent of Employer's Board of Directors, and render occasional services in connection with such service, and Executive shall be permitted to participate in charitable and civic endeavors to the extent such service does not interfere with Executive's obligations under this Agreement.

     3. Term. Except in the case of early termination as specifically provided in this Agreement, the term of Executive's employment shall be for the period beginning effective as of April 27, 1993, and ending April 30, 1997.

     4. Compensation. For the services to be rendered by Executive as provided in this Agreement, Employer agrees to pay Executive during the term hereof in thirteen (13) equal installments during each year of such term, a base salary of not less than Three Hundred Thirty Thousand ($330,000) Dollars per annum, payable effective as of April 27, 1993. Executive's base salary may be increased at the discretion of Employer's Board of Directors and/or its Compensation Committee at any time and from time to time during the term of this Agreement. Upon any such increase in Executive's base salary, the new rate shall without further action by the parties be deemed to be substituted for the rate set forth in this Agreement and this Agreement shall be deemed to be amended accordingly.

     5.   Fringe Benefits.

          (a) In addition to the compensation provided in Section 4 of this Agreement, Executive shall also be entitled to the following fringe benefits:

               (i) Executive shall participate in both the Executive Long-Term Incentive (Three Year) Plan and the Executive
          Short-Term Incentive Plan, or any successor or substitute plans, and in such other bonus plans as may be made available to upper echelon executives of Employer.

               (ii) Executive shall be entitled to a leased automobile of a type to be mutually agreed upon by Executive and Employer. In addition, Employer shall pay maintenance and all other operating expenses, including gasoline, repairs and insurance, with respect to such automobile in accordance with applicable regulations issued or administered by the Internal Revenue Service.

              (iii) Employer shall pay for reasonable dues, assessments, and other non-discretionary expenses and all business related expenses, associated with a membership in two country clubs or similar luncheon or social organizations in the Grand Rapids, Michigan area to be selected by Executive.

              (iv) Employer shall provide Executive with the benefits of a term life insurance policy in the amount of Five
          Hundred Thousand Dollars ($500,000) payable to his designated beneficiaries, in addition to the benefits of all

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          other life insurance plans as provided in this Agreement.
          Upon termination of this Agreement (except for voluntary resignation by Executive or termination of Executive for Cause), such Five Hundred Thousand Dollar ($500,000) life insurance policy shall be assigned to Executive and Employer shall pay all premiums due after any such assignment until the expiration of the original term of this Agreement. In the event of voluntary resignation by Executive or termination of Executive for Cause, at Executive's option, such life insurance policy shall be assigned to Executive and Executive shall pay all premiums due after such assignment.

               (v) Employer shall provide Executive with tax preparation services and financial planning advice and services consistent with Employer's past practice or as may be made available to upper echelon executives of Employer.

              (vi) Employer shall pay Executive's reasonable legal expenses related to the negotiation and execution of this Agreement.

              (vii) Executive shall be entitled to four (4) weeks of vacation per year, plus such additional vacation as may be permitted with the concurrence of Employer's Board of Directors. Executive shall further be entitled to all benefits in the way of "fringes" presently available or which may subsequently be made available to upper echelon executives of Employer as a class or benefits substantially equivalent thereto, so long as such benefits or plans are in effect, including but not limited to, participation in the Wolverine World Wide, Inc. Employees' Pension Plan; the Wolverine World Wide, Inc. Employees' Profit-Sharing and Savings Plan; the Wolverine World Wide, Inc. Non-Qualified Stock Option Plan of 1979 and any amendments thereto; the Wolverine World Wide, Inc. 1984 Executive Incentive Stock Purchase Plan; the Wolverine World Wide, Inc. Executive Incentive Bonus Plan; the Wolverine World Wide, Inc. Employee Loan Program; the Wolverine World Wide, Inc. 1993 Stock Incentive Plan; and all group life, disability, hospitalization, medical, dental and surgical benefit plans presently or hereafter in effect and available to upper echelon executives of Employer, or their equivalent.

              (viii) Employer shall provide Executive with a Deferred Compensation Agreement mutually agreed upon by both parties which, assuming Executive does not voluntarily resign or is not terminated for Cause, provides for payments to Executive or his assigns in the amount of One Hundred Twenty Thousand Dollars ($120,000) per year for eighteen (18) consecutive years commencing at age fifty-eight (58) or, at Executive's


                                    -3-

          sole discretion, at such later age or date as Executive may elect.

               (ix) In the event that Executive does not voluntarily terminate his employment (for purposes of this Section, Termination for Disability, Good Reason or death shall not be considered voluntary termination) or is not terminated for Cause prior to January 1, 1994, then Employer shall forgive one-half of the total indebtedness, One Hundred Five Thousand Four Hundred Sixty-four Dollars and Eighty-five Cents ($105,464.85), plus accrued interest, of Executive to Employer incurred in connection with the purchase of 22,500 shares of Employer's common stock. In the event that Executive does not voluntarily terminate his employment or is not terminated for Cause prior to May 8, 1994, then Employer shall forgive the remainder of the total indebtedness, plus accrued interest, of Executive to Employer incurred in connection with the purchase of such shares. In addition, upon forgiveness of any part of such indebtedness, Employer shall loan to Executive an amount equal to the federal and state income taxes resulting from such forgiveness of indebtedness. Such loan shall bear no interest and shall be repaid in three (3) equal annual installments commencing on the first anniversary date of such loan.

          (b) Notwithstanding any provision or term of this Agreement to the contrary, Employer shall not be required or obligated to maintain, amend or adopt any particular fringe benefit plan or policy, including those plans or policies referenced in this Section, or to pay, credit or otherwise vest in Executive as a participant any amount or level of award or grant under any such plan; provided, however, that the foregoing shall not apply to any deferred bonus, payment or other credit awarded to Executive under any such plan.

     6. Additional Benefits. The provisions of this Agreement with respect to compensation and other benefits payable to Executive shall not preclude or in any way affect the grant by Employer or the receipt by Executive of increases in base salary or total compensation, or bonuses, or additional compensation, contingent or otherwise, to be determined solely in the discretion of Employer's Board of Directors and/or its Compensation Committee, or by other persons or groups to whom such authority is legally delegated.

     7. Expenses. In addition to the compensation and benefits provided in Sections 4 and 5 of this Agreement, Employer will reimburse or pay Executive's reasonable and appropriate expenses for his business related travel and entertainment in accordance with Employer's then current policy. As a condition to such reimbursement or payment, Executive shall be required to account to Employer for expenses incurred in the performance of


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his employment duties.  Executive shall be entitled, if Executive deems it appropriate, to bring his spouse with him on up to two out of town trips involving business of Employer per year, and Employer shall reimburse Executive or pay the reasonable and appropriate expenses incurred for her travel and entertainment. Employer may pay the travel and entertainment expenses of Executive's spouse incurred on more than two business trips per year with the prior approval of Employer's Board of Directors, and/or its Compensation Committee.

     8.   Renewal of Term of Employment.

          (a) Unless Employer delivers written notice to Executive on or prior to May 1, 1996, of its intention not to renew Executive's term of employment for an additional three (3) year term, then Executive's term of employment shall be automatically renewed for an additional three-year term commencing May 1, 1997, and ending on April 30, 2000, on the same terms and conditions set forth in this Agreement.

          (b) Except as otherwise provided in Sections 10 and 14 hereof, if Employer terminates Executive's employment during the original or renewal term of this Agreement, or elects not to renew Executive's term of employment following expiration of the original term of this Agreement, then Employer shall pay to Executive on the earlier of the date of termination or May 1, 1997, a lump sum payment equal to two hundred percent (200%) of Executive's then current annual base salary. In addition, except as otherwise provided in Sections 10 and 14 hereof, if Employer terminates Executive's employment during the original or renewal term of this Agreement, or elects not to renew Executive's term of employment following expiration of the original term of this Agreement, Executive shall be credited with an additional three
     (3) years of continuous service at Executive's salary rate in effect on the Date of Termination for purposes of computing Executive's benefits under the Wolverine World Wide, Inc. Employees' Pension Plan such that, following the termination of Executive's employment, Executive shall receive benefits from such plan (or such supplemental plan as may be necessary to provide such benefits) effective at age fifty-eight (58) as if Executive had thirteen (13) years of service with Employer. Executive may elect to commence payments upon attaining age fifty-eight (58) or at a later date as permitted under the general provisions of such plan, and such payments shall be based upon the additional three (3) years of service credited to Executive as provided in this Section.


     9.   Disability and Retirement.

          (a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his


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     duties with Employer on a full time basis for six (6) consecutive months, and if he shall have not returned to the full time performance of his duties within thirty (30) days after written notice after such six (6) month period, Employer may terminate this Agreement for "Disability."

          (b) Termination of Executive's employment by Employer or Executive based on "Retirement" shall mean termination in accordance with Employer's retirement policy generally applicable to salaried employees or in accordance with any retirement arrangement applicable to him established with Executive's consent.

     10. Termination for Cause. Employer may terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean:
(a) the willful and continued failure by Executive to substantially perform his duties with Employer (other than any such failure resulting from Executive's incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from Executive's termination for Good Reason) after a demand for substantial performance is delivered to Executive by Employer's Board of Directors and/or its Chairman (which demand shall specifically identify the manner in which the Board and/or its Chairman believes that Executive has not substantially performed his duties); or (b) the commission of a felony injurious to Employer or its reputation, as determined by Employer's Board of Directors. For purposes of this Section, no act or failure to act on the part of Executive shall be considered "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) was in the best interests of Employer. If Executive's employment is terminated for Cause, or if Executive voluntarily terminates his employment other than for Good Reason, Disability or Retirement, then Employer shall pay Executive his full base salary through the Date of Termination (as provided in this Agreement) at the rate in effect at the time Notice of Termination is given, and Employer shall have no further obligations to Executive under this Agreement or under the Deferred Compensation Agreement.

     11. Termination for Good Reason. Executive may terminate his employment at any time for Good Reason and, in such event, Employer shall continue to be obligated to pay Executive the amounts and benefits set forth in Section 14 of this Agreement. For purposes of this Agreement, "Good Reason" shall, without Executive's express written consent, mean:

          (a) The assignment to Executive of any duties inconsistent with his present positions, duties, responsibilities and status with Employer as President and Chief Executive Officer, or a change in Executive's reporting responsibilities in such capacities, titles or offices from those in effect as of the date hereof, or any removal of Executive from, or failure to re-elect him as President and Chief Executive Officer, except in connection with the termination of his employment for Cause,

     Disability or Retirement or as a result of his death or by Executive other than for Good Reason;

          (b) A reduction by Employer in Executive's annual base salary as provided in this Agreement or as the same may be increased from time to time, except for across-the-board salary reductions, freezes or reduced increases similarly affecting all executives of Employer;

          (c) A failure by Employer to continue the Employer's Executive Incentive Bonus Plan as such plan may be modified from time to time but substantially in the form presently in effect (the "Plan"), or a failure by Employer to continue Executive as a participant in the Plan or to pay Executive any annual installment of a previous award under the Plan or any Deferred Distribution (as defined in the Plan) awarded under the Plan;

          (d) The relocation of Employer's principal executive offices to a location outside Rockford, Michigan, or any requirement that Executive be based anywhere other than Employer's principal executive offices, except for required travel on Employer's business to an extent substantially consistent with Executive's present business travel obligations, or, in the event Executive consents to any such relocation of Employer's principal executive offices, the failure by Employer to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (i) Executive's aggregate investment in such residence or (ii) the fair market value of such residence as determined by a real estate appraiser designated by Executive and reasonably satisfactory to Employer) realized in the sale of Executive's principal residence in connection with any such relocation;

          (e) The failure by Employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any benefit or compensation plan (including but not limited to Employer's 1979 Non-Qualified Stock Option Plan, 1988 Stock Option Plan and Deferred Compensation Plan), pension, life insurance, medical, health and accident or disability plan in which Executive is currently participating, the taking of any action by Employer which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit currently enjoyed by Executive, or the failure by Employer to provide Executive with the number of paid vacation days to which Executive is then entitled on the basis of years of service with Employer in accordance with this Agreement and

     Employer's normal vacation policy in effect on the date of this Agreement;

          (f) The failure of Employer to obtain the assumption of Employer's obligations under this Agreement by any successor as contemplated in Section 16 of this Agreement;

          (g) Any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of Section 12 below (and, if applicable, Section 10 above); or

          (h) Any other material breach by Employer of its obligations under this Agreement.

     12. Notice of Termination. Any purported termination of this Agreement by Employer or by Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon (except in the event of termination of Executive without Cause) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated (including, if applicable, the requirements of Section 10 hereof).

     13. Date of Termination. "Date of Termination" shall mean (a) if this Agreement is terminated for Disability, the time specified in
Section 9 of this Agreement, and (b) if Executive's employment is terminated for any reason other than Disability, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 11 above shall not be more than sixty (60) days from the date such Notice of Termination is given); provided, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans, subject to the terms of this Agreement, in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement; provided, however, in the event that the Date of Termination shall be extended by a notice of dispute and such dispute is resolved in favor of the Employer, than the Employer may credit and offset any compensation paid to Executive after the date specified in the Notice of Termination against any payments due to Executive hereunder or, at Employer's option, such payments shall be reimbursed by the Executive to Employer.

     14.  Compensation Upon Termination.

          (a) If Employer shall terminate Executive's employment other than for Cause, Retirement or Disability, or if Executive shall terminate his employment for Good Reason, then, in lieu of the payments provided under Sections 4, 5 and 8 of this Agreement, Employer shall pay to Executive as severance pay (the "Severance Payments") in a lump sum on the fifth day following the Date of Termination, the following amounts:

               (i) Executive's base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and an amount equal to the amount, if any, of the deferred portion of any awards which pursuant to the Plan have been awarded to Executive but which have not yet been paid to Executive as well as a bonus for the year prior to termination if not yet awarded and for the year of termination prorated through the date of termination, both based on 100% of any bonus awarded Executive for the immediately preceding year, or the average of Executive's bonus awards pursuant to the Plan for the two immediately preceding years, whichever is greater, and including in either case the amount of Deferred Compensation, if any, under the Plan which has accrued to Executive's account;

               (ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay Executive the present value (as computed in Section 14(h) below), of the product of (A) the sum of Executive's annual base salary at the rate in effect on the Date of Termination plus the amount awarded Executive under the Plan during the year most recently ended (whether or not fully paid), and (B) the number of years (rounded to the nearest hundredth) between the Date of Termination and April 30, 1997;

              (iii) Employer shall also pay all relocation and indemnity payments as set forth in Section 11(d) of this Agreement;

              (iv) All reasonable legal fees and expenses incurred by Executive as a result of such termination if Executive substantially prevails in enforcing his rights under this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement);

               (v) In lieu of the $1.00 par value per share common stock of Employer ("Company Shares") issuable upon the exercise of options, (other than options granted after May 8, 1992 as incentive stock options in accordance with the provisions of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code")), under Employer's 1988 Stock Option Plan, or any other stock option plan now or subsequently adopted by the Employer (which options shall be canceled upon payment of the amount set forth below), Executive shall receive an amount in cash equal to one hundred fifty percent (150%) of the aggregate positive spread between the exercise prices of all such options held by Executive, whether or not then fully exercisable, and the higher of (A) the closing price of Company Shares as reported on the New York Stock Exchange on or nearest the Date of Termination, or (B) the highest price per Company share actually paid in connection with any change in control of Employer;


              (vi) In lieu of the Company Shares issuable upon the exercise of options granted after May 8, 1992 which are then exercisable, which options have been granted as incentive stock options in accordance with the provisions of
          Section 422A of the Code, under Employer's 1988 Stock Option Plan, or any other stock option plan now or subsequently adopted by Employer (which options shall be canceled upon payment of the amount set forth below), Executive shall receive an amount in cash equal to the aggregate positive spread between the exercise prices of all such options held by Executive which are then exercisable and the closing price of Company Shares as reported on the New York Stock Exchange on or nearest the Date of Termination. Executive shall receive such amount for any unexpired incentive stock options, whether or not the exercise date of such stock options has passed, provided such options would have been exercisable prior to April 30, 1997;

              (vii) The amount set forth in Section 8(b) of this Agreement (which shall not be subject to mitigation as provided in Section 15 hereof); and

             (viii) In the event that any restrictions against sale, transfer or other disposition of Company Shares provided in the 1984 Plan have not lapsed on the Date of Termination, Employer shall declare the restrictions to have lapsed with respect to those shares, provided such restrictions would have lapsed prior to April 30, 1997.


                                    -10-
          (b) Unless Executive is terminated for Cause, Employer shall maintain in full force and effect, for continued benefit after the Date of Termination, all employee benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination (except for bonus and stock option plans) provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs until the last to expire of six months after the Date of Termination, or the date upon which Executive is engaged in an equivalent position and entitled to participate in such other employer's employee benefits, in no event to exceed one (1) year following the Date of Termination. In the event that Executive's participation in any such plan or program is barred, Employer shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. At the end of the period of coverage, Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by Employer and relating specifically to Executive.

          (c) If Employer shall terminate Executive's employment other than for Cause, Retirement or Disability, or if Executive shall terminate his employment for Good Reason, then in addition to the benefits to which Executive is entitled under the retirement plans or programs in which Executive participates or any successor plans or programs in effect on the Date of Termination, Employer shall pay Executive in one lump sum in cash at Executive's normal retirement age (or earlier retirement age should Executive so elect) as defined in the retirement plans or programs in effect on the Date of Termination, an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs without regard to any vesting requirements of such plans or programs, had Executive accumulated three (3) additional years of continuous service (after any termination pursuant to Section 3) at Executive's salary rate in effect on the Date of Termination plus the amount awarded Executive under the plan during the year most recently ended (whether or not fully paid) (including subsequent annual salary adjustments) under such retirement plans or programs reduced by the single sum actuarial equivalent of any amount to which Executive is entitled pursuant to the provisions of such retirement plans and programs. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under Employer's retirement plans and programs immediately prior to any change in control.

          (d) If Employer shall terminate Executive's employment other than for Cause, Retirement or Disability, or if Executive shall terminate his employment for Good Reason, Employer shall provide Executive with executive out-placement services by entering into a contract with a company specializing in such services.

          (e) Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Employer under this Agreement constitutes a "parachute payment" (or payments) under Section 280G or any other similar provision of the Code, the following limitation shall apply:

               If the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times Executive's "base amount" as defined in Section 280G of the Code, then the amount otherwise payable to or for the benefit of Executive subsequent to the termination of his employment and taken into account in calculating the Parachute Amount (the "Termination Payments"), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times Executive's "base amount."

               Any determination or calculation described in this Section shall be made by the Employer's independent accountants. Such determination, and any proposed reduction and/or delay in Termination Payments shall be furnished in writing promptly by the accountants to Executive. Executive may then elect, in his sole discretion, which and how much of any particular Termination Payment shall be reduced and/or delayed and shall advise Employer in writing of his election, within thirty (30) days of the accountant's determination of the reduction and/or delay in Termination Payments. If no such election is made by Executive within such thirty (30) day period, Employer may elect which and how much of any termination payment shall be reduced or delayed and shall notify Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, Employer shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive.

          (f) Any disagreement regarding a reduction and/or delay in Termination Payments will be subject to arbitration under
     Section 21 of this Agreement. Neither Executive's designation of specific payments to be reduced and/or delayed, nor Executive's acceptance of reduced and/or delayed payments, shall waive
     Executive's right to contest such reduction and/or delay.

          (g) It is the belief of the parties that none of the payments provided for in this Agreement is or will be a "parachute payment."

          (h)  In computing the "present value" of payments under
     Section 14(b) above, each payment shall be discounted from the date it would have boon received had the employment continued to the date of actual payment. The discount rate shall equal one hundred twenty (120) percent of the applicable federal rate (determined under Section 1274(d) of the Code, and the regulations promulgated thereunder) compounded semiannually. The applicable federal rate will be the federal rate in effect on the date as of which the present value is determined.

     15.  Mitigation.

          (a) Executive shall be required to mitigate the payments upon termination described in Section 14 of this Agreement, in accordance with applicable law governing mitigation of damages. During the period Employer is obligated to make payments or provide benefits to Executive under Section 14, Executive will notify Employer in writing of any other employment or self-employment in which Executive engages.

          (b) The parties both believe and agree that it would not be reasonable to expect Executive to mitigate damages during the period covered under Section 14 by seeking or accepting employment which is not substantially equivalent in all material respects (including without limitation level of responsibility, compensation, benefits and working conditions) to Executive's position with Employer. The parties also believe and agree that it would not be reasonable to require Executive to mitigate damages during the period covered under Section 14 by seeking or accepting employment outside the West Michigan Area. In addition, nothing in this Section 15 shall be construed to require Executive to actively seek employment to mitigate the amount of payments due to him hereunder.

               If Executive does earn income from other employment, or net income from self-employment, during the period payments are due under Section 14, the parties believe that the amount of any such earnings (including the cash value of any fringe benefits) should be deducted from the amount payable under Section 14, subject to the following conditions. The parties believe and agree that it would be reasonable and proper, before deducting any other earnings from payments due under Section 14, to reduce those other earnings by any expenses incurred by Executive in obtaining such other earnings, including but not limited to moving expenses, employment agency fees and, if the Executive sells his residence in Kent County, Michigan, in order to relocate, the amount of any loss on that residence (computed as the difference between the sales price (net of real estate commissions and other selling costs) and the greater of (i) Executive's aggregate capital investment in such residence, or
     (ii) the fair market value of such residence as determined by agreement between the parties or, if the parties are unable to agree, by an independent appraisal by a qualified real estate appraiser reasonably acceptable to both parties).

               The recitations in this Subsection are intended to set forth the expectations, intentions and beliefs of the parties as to what would constitute reasonable mitigation, which the parties have each relied upon in entering into this Agreement. Nothing in this Agreement is intended to change the allocation under applicable law of burden of proof concerning mitigation of damages, in the event of any dispute.

          (c) If Executive receives a payment under Section 14, which subsequently becomes subject to mitigation under this Section due to earnings of Executive from subsequent employment or self-employment, Executive shall repay to Employer that portion of such payment which has been mitigated. Such repayment shall be adjusted, however, to reflect the reduced "present value" amount actually received by Executive under Section 14.

     16.  Successors; Binding Agreement.

          (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had occurred. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" shall mean Employer as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

     17. Noncompetition. Recognizing that his skill, experience and knowledge are unique and are a material inducement to Employer to enter into this Agreement, Executive agrees that during the original and any renewal term of this Agreement, and prior to his attaining age fifty-eight
(58), Executive will not enter employment with, or, directly or indirectly, own an interest in, or manage, operate, control or participate in the business of, any company whose business is similar to or in competition with that of Employer without the express authorization of Employer's Board of Directors. This provision shall not, however, restrict the right of Executive to own stock in any company listed on a national or regional stock exchange, regardless of the nature of its business. The parties hereto agree that in view of all the facts and circumstances, this provision is neither an unreasonable restraint nor unconscionable.

     18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by Employer's Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of the same or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

     19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     21. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Rockford, Michigan, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     22. War or National Emergency. Employer agrees that, in the event of a war or national emergency, Executive will, at his request, be granted a leave of absence for military or governmental service and during said period of leave of absence shall be paid such compensation as may be fixed by, or with the authority of Employer's Board of Directors. During any such leave of absence, Executive shall, except with respect to his rights to the compensation provided in this Agreement and his obligation to perform such active duties of Employer, be deemed, for the purposes of this Agreement, to be continuing in the employment of Employer pursuant to the Agreement.

     23. Notice. Any and all notices referred to in this Agreement shall be sufficient if furnished in writing, sent by certified or registered mail, to the respective parties at the following addresses:

          If to Employer:     Wolverine World Wide, Inc.
                              9341 Courtland Drive, N.E.
                              Rockford, MI 49351
                              Attn:  General Counsel

          If to Executive:    Geoffrey B. Bloom
                              440 Cambridge, S.E.
                              East Grand Rapids, MI 49506

     24. Termination of Prior Agreements. This Agreement terminates and replaces in its entirety all prior employment agreements between the parties, including the Employment Agreement dated July 12, 1991, as amended.


                                        WOLVERINE WORLD WIDE, INC.


                                        By  /s/ Daniel T. Carroll
                                            Daniel T. Carroll
                                            Director and Chairman of the
                                            Compensation Committee of the
                                            Board of Directors


     WITNESS


                                        /s/ Geoffrey B. Bloom
                             Geoffrey B. Bloom